Exhibit 99.1

FOR IMMEDIATE RELEASE	PAGE 1 OF 2

MANAGEMENT AUDIT ON UNITIL RELEASED

Independent review concludes Company’s management practices are sound

HAMPTON, N.H., APRIL 18, 2011 — Unitil Corporation (NYSE: UTL) (www.unitil.com) today announces that Jacobs Consultancy has submitted to the Massachusetts Department of Public Utilities (MDPU) its independent Management Audit Report (Audit Report) regarding the management of Fitchburg Gas and Electric Light Company d/b/a Unitil, including the management practices of Unitil Corporation. The Audit Report found Unitil’s management practices to be comprehensive, sound and in-line with industry practice. It also included sixteen recommendations intended to further improve the results of Unitil’s management strategy, and acknowledged that many of these recommendations were already being implemented by the Company.

The independent audit of Unitil’s management practices was required by the MDPU in its order addressing Unitil’s performance following the December 2008 ice storm that devastated many communities throughout Massachusetts and New Hampshire. The purpose of the audit was to review all of Unitil’s management practices pertaining to its electric operations in Massachusetts and evaluate whether the Company is prepared to meet its public service obligations to its customers under all circumstances, including a significant power outage.

“We are pleased that a comprehensive and independent review has found Unitil’s management to be sound and prepared to meet our customers’ needs under any circumstance,” Robert Schoenberger, Unitil’s Chairman and Chief Executive Officer said. “I applaud our dedicated managers and employees who work hard to achieve our goals of providing safe, reliable and cost effective service to all of our customers. We look forward to working with the MDPU to implement the recommendations in the Audit Report.”

The scope of the audit involved a diagnostic review of the major functions of the Company including operations, internal controls, reliability, emergency response and communications. The Audit Report

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6 Liberty Lane West

Hampton, New Hampshire 03842

www.unitil.com

Ph: 603-772-0775 Fax: 603-773-6605

found that following the 2008 ice storm, FG&E was responsive and undertook significant steps to improve overall performance, in particular communications and storm response. The Audit Report also found that Unitil has a strong focus on reliability and that in comparison to peer companies operating in New England, Unitil has “historically been clustered within the results of better performers.”

The report can be found it its entirety on Unitil’s website, www.unitil.com. The MDPU, which selected Jacobs Consultancy following a Request For Proposal administered by Unitil, has stated that it will evaluate the Audit Report and determine what, if any additional steps should be taken to address the audit findings.

About Unitil Corporation

Unitil Corporation provides the necessities of life, safely and reliably delivering natural gas and electricity throughout New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to dependable, more efficient energy. Unitil Corporation is a public utility holding company with affiliates that include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Northern Utilities, Inc., and Granite State Gas Transmission, Inc. Together, Unitil’s operating utilities serve approximately 100,500 electric customers and 70,000, natural gas customers. Other subsidiaries include Unitil Service Corp. and its non-regulated business segment doing business as Usource. For more information about our people, technologies, and community involvement please visit www.unitil.com.

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For more information please contact:

Alec O’Meara

Media Relations Manager

Unitil Corporation

omeara@unitil.com

Phone: (603) 773-6404

Cell: (603) 998-9095